Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 25, 2013, with respect to the consolidated financial statements included in the Annual Report of NewBridge Bancorp on Form 10-K for the year ended December 31, 2012. We hereby consent to the incorporation by reference of said report in the Registration Statements of NewBridge Bancorp on Forms S-8 (File No. 333-160071, effective June 18, 2009, File No. 333-147393, effective November 14, 2007, File No. 333-118394, effective August 20, 2004, File No. 333-61046, effective May 16, 2001, and File No. 333-40561, effective November 19, 1997).

/s/ GRANT THORNTON LLP

Raleigh, North Carolina
March 25, 2013